UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Southern BancShares (N.C.), Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southern

BancShares

Notice of Annual Meeting

Proxy Statement

Annual Report on Form 10-K

Southern BancShares

116 East Main Street

Mount Olive, North Carolina 28365

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Southern BancShares (N.C.), Inc. will be held at 3:00 p.m. on Wednesday, April 20, 2005, at the Goldsboro Country Club located at 1500 South Slocumb Street, Goldsboro, North Carolina.

The purposes of the meeting are:

(1)	Election of Directors: To elect 16 directors for one-year terms; and

(2)	Other Business: To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about March 22, 2005.

By Order of the Board of Directors

David A. Bean
Secretary

Southern BancShares

116 East Main Street

Mount Olive, North Carolina 28365

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated March 22, 2005, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2005 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Goldsboro Country Club located at 1500 South Slocumb Street, Goldsboro, North Carolina, at 3:00 p.m. on Wednesday, April 20, 2005.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Southern BancShares (N.C.), Inc. The “Bank” refers to our banking subsidiary, Southern Bank and Trust Company.

Solicitation and Voting of Proxies

A form of “appointment of proxy” is included with this Proxy Statement that provides for you to name R. S. Williams, W. A. Potts, and John N. Walker to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date an appointment of proxy and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign an appointment of proxy and return it to us before the Annual Meeting, the shares of our voting securities that you hold of record will be voted by the Proxies according to your instructions. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the 16 nominees for director named in Proposal 1 below. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, the Proxies will be authorized to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including adjournments.

Revocation of Appointment of Proxy

If you sign and return an appointment of proxy, you can revoke it at any time before the voting takes place at the Annual Meeting either by filing with our Secretary a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of appointments of proxy for the Annual Meeting, including the costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, the Bank’s and our directors, officers and employees may solicit appointments of proxy, personally or by telephone, without additional compensation.

Record Date

The close of business on March 7, 2005, is the “Record Date” for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our voting securities on that date in order to be eligible to vote at the meeting.

Voting Securities

On the Record Date, our voting securities consisted of 109,452 outstanding shares of our common stock (“Common Stock”), 350,593 outstanding shares of our Series B non-cumulative preferred stock (“Series B”), and 39,657 outstanding shares of our Series C non-cumulative preferred stock (“Series C”). You may cast one vote for each share of Common Stock, one vote for each 38 shares of Series B, and one vote for each 38 shares of Series C, that you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Voting Procedures; Votes Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 16 nominees receiving the highest numbers of votes will be elected. Abstentions and broker non-votes will have no effect in the voting for directors, but they will have the same effect as votes against any other matter voted on by our shareholders at the Annual Meeting. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Voting Securities

Principal Shareholders.    The following table describes the beneficial ownership of our voting securities on the Record Date by persons known by us to own, beneficially or of record, more than 5% of a class of our voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class (2)	Percentage of total votes (2)
Common Stock	Frank B. Holding 409 East Market Street Smithfield, NC 27577	32,751	(3)	29.92%	27.36%
	Lewis R. Holding Columbia Road Lyford Cay, Bahamas	27,422		25.05%	22.90%
	Frank B. Holding, Jr. 3128 Smoketree Court Raleigh, NC 27604	8,510	(4)	7.78%	7.11%
	Hope Holding Connell 3128 Smoketree Court Raleigh, NC 27604	8,001	(4)	7.31%	6.68%
Series C	Rachel Ann Barnes 830 Zion Church Rd. Conway, NC 27820	2,117		5.34%	.05%
	James R. Hendrix 3332 Virginia Rd. Tyner, NC 27980	6,120		15.43%	.13%
	Elva W. Peele 303 Nantucket Ct. Lewiston-Woodville, NC 28590	3,517		8.87%	.08%
	Harry N. Willey 1064 Carters Rd. Hobbsville, NC 27946	2,200		5.55%	.05%

(1)	Except as otherwise noted, and to the best of our knowledge, each named individual exercises sole voting and investment power with respect to all shares. Certain of the named individuals may be considered to exercise shared voting and investment power with respect to certain of the listed shares as follows: Mr. F. Holding, Jr.—220 shares of Common Stock; Ms. Connell—220 shares of Common Stock; Mr. Willey—1,700 shares of Series C. Certain of the named individuals disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. F. Holding—32,190 shares of Common Stock; Mr. L. Holding—5,163 shares of Common Stock; Mr. F. Holding, Jr.—1,216 shares of Common Stock; and Ms. Connell—3,418 shares of Common Stock.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of voting securities. “Percentage of total votes” reflects the votes represented by the listed shares as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.

(3)	Of the listed shares, 8,510 shares also are shown as beneficially owned by Mr. F. Holding, Jr., and 8,001 shares also are shown as beneficially owned by Ms. Connell.
(4)	All listed shares also are shown as beneficially owned by Mr. F. Holding.

Management.    The following table describes the beneficial ownership of our voting securities on the Record Date by our current directors, nominees for election as directors, and certain of our executive officers, individually, and by all of our current directors and executive officers as a group.

Title of class	Name of beneficial owner	Amount and nature of beneficial ownership (1)		Percentage of class (2)	Percentage of total votes (2)
Common Stock	Paul A. Brewer, Jr.	24.02%			.02%
	Bynum R. Brown	372.34%			.31%
	William H. Bryan	108.10%			.09%
	Robert J. Carroll	30.03%			.03%
	Hope H. Connell	8,001	(3)	7.31%	6.68%
	J. Edwin Drew	3,714		3.39%	3.10%
	Moses B. Gillam, Jr.	125.11%			.10%
	LeRoy C. Hand, Jr.	148.14%			.12%
	Frank B. Holding	32,751	(4)	29.92%	27.36%
	M. J. McSorley	204.19%			.17%
	W. Hunter Morgan	351.32%			.29%
	John C. Pegram, Jr.	25.02%			.02%
	W. A. Potts	550.50%			.46%
	Richard D. Ray	1		*	*
	Charles L. Revelle, Jr.	1,020.93%			.85%
	Charles O. Sykes	100.09%			.08%
	John N. Walker	190.17%			.16%
	R. S. Williams	150.14%			.13%
	All directors and executive officers as a group (20 persons)	39,943	(5)	36.49%	33.36%
Series B	Bynum R. Brown	2,358.67%			.05%
	Robert J. Carroll	2,687.77%			.06%
	Hope H. Connell	2,000	(3)	.57%	.04%
	LeRoy C. Hand, Jr.	17,522		5.00%	.39%
	Frank B. Holding	4,966	(4)	1.42%	.11%
	M. J. McSorley	6,365		1.82%	.14%
	W. Hunter Morgan	7,368		2.10%	16%
	R. S. Williams	7,109		2.03%	.16%
	All directors and executive officers as a group (20 persons)	48,375	(5)	13.80%	1.06%
Series C	M. J. McSorley	25.06%			*
	All directors and executive officers as a group (20 persons)	25		06%	*

(1)	Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares as follows: Mr. Brown—350 shares of Common Stock; Ms. Connell—220 shares of Common Stock; Mr. Morgan—3,442 shares of Series B; all individuals included in the group—650 shares of Common Stock, and 3,442 shares of Series B. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Brewer—10 shares of Common Stock; Mr. Carroll—693 shares of Series B; Ms. Connell—3,418 shares of Common Stock and 2,000 shares of Series B; Dr. Hand—48 shares of Common Stock and 6,289 shares of Series B; Mr. Holding—32,190 shares of Common Stock and 4,020 shares of Series B; Mr. McSorley—60 shares of Common Stock, 5,815 shares of Series B and 25 shares of Series C; Mr. Morgan—125 shares of Common Stock and 2,131 shares of Series B; Dr. Potts—200 shares of Common Stock; Mr. Williams—50 shares of Common Stock and 324 shares of Series B; all individuals included in the group—36,101 shares of Common Stock, 21,272 shares of Series B, and 25 shares of Series C.

(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of voting securities. “Percentage of total votes” reflects the votes represented by the listed shares as a percentage of the aggregate votes represented by all shares of our voting securities. An asterisk indicates less than .01%.
(3)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(4)	Of the listed shares, 8,001 shares of Common Stock and 2,000 shares of Series B also are shown as beneficially owned by Ms. Connell.
(5)	Shares listed as beneficially owned by both Ms. Connell and Mr. F. Holding are included only once in the beneficial ownership of the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our equity securities. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2004, one report by our director, Frank B. Holding, covering a purchase of shares of our Common Stock inadvertently was not filed by its due date. Mr. Holding’s report was promptly filed after it was discovered that it had been overlooked.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than five nor more than 30 members and authorize the Board to set and change the actual number of our directors from time to time within those limits. Our directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been duly elected and qualified. The number of directors currently is set at 16, and our current directors named below have been nominated by our Board of Directors for reelection at the meeting.

Name and age (1)	Positions with us and the Bank	Year first elected (2)	Principal occupation and business experience
Bynum R. Brown * 79	Director	1986	President and owner, Bynum R. Brown Agency, Inc. (real estate); Secretary/Treasurer, Roanoke Valley Nursing Home, Inc.

William H. Bryan * 47	Director	1992	President, Treasurer and Director, Mount Olive Pickle Company, Inc. (manufacturer of pickle and pepper products)

Robert J. Carroll * 80	Director	1986	Retired; formerly President and owner, Carroll’s Garage, Inc. (truck and farm equipment sales and service)

Hope H. Connell (3)(4) 42	Director	1992	Executive Vice President, First-Citizens Bank & Trust Company (5)

J. Edwin Drew * 74	Director	1973	Retired physician; formerly President, J. Edwin Drew, M.D., P.A.

Moses B. Gillam, Jr. * 88	Director	1982	Attorney; senior partner, Gillam and Gillam (law firm)

LeRoy C. Hand, Jr. * 84	Director	1986	Retired physician; formerly President, Albemarle Emergency Associates, P.A

Frank B. Holding (3)(4) 76	Director and Executive Committee Chairman	1962	Executive Vice Chairman, First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company (5)

M. J. McSorley 71	Director	1990	Vice Chairman (since 1998) and retired President and Chief Executive Officer of the Bank

W. Hunter Morgan, Sr. * 74	Director	1986	President, Kellogg-Morgan Agency, Inc. (general insurance agency)

Name and age (1)	Positions with us and the Bank	Year first elected (2)	Principal occupation and business experience

John C. Pegram, Jr. 60	Chairman, President, and Chief Executive Officer	1998	The Bank’s and our executive officer

W. A. Potts * 77	Vice Chairman	1968	Retired veterinarian; formerly President, W. A. Potts, DVM, P.A.; former Chairman of the Board, Mount Olive Pickle Company, Inc.

Charles L. Revelle, Jr. * 78	Director	1986	Retired Chairman of the Board, Revelle Agri-Products, Inc.; Vice President, Revelle Builders of NC, Inc.; President, Revelle Equipment Co., Inc. (agribusiness)

Charles O. Sykes * 75	Director	1984	President, Mount Olive Livestock Market, Inc. (livestock auction market and dealer)

John N. Walker * 79	Director	1971	President Emeritus (former President, Chief Executive Officer and Director), Mount Olive Pickle Company, Inc. (manufacturer of pickle and pepper products)

R. S. Williams* 76	Director	1971	Retired; the Bank’s and our former President

(1)	Asterisks denote individuals who we believe are “independent directors” as that term is defined by the listing standards of The American Stock Exchange.
(2)	The term “first elected” refers to the year in which each individual became our director or, if prior to December 31, 1982, a director of the Bank.
(3)	Ms. Connell is Mr. Holding’s daughter.
(4)	Two of our directors also serve as directors of other publicly held companies. Ms. Connell serves as a director of Yadkin Valley Company, and Mr. Holding serves as a director of First Citizens BancShares, Inc. and First Citizens Bancorporation, Inc.
(5)	We are affiliated with First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company through common control relationships that are described under the caption “Transactions with Related Parties.”

Our Board of Directors recommends that you vote “FOR” each of the 16 nominees named above. The 16 nominees receiving the highest numbers of votes will be elected.

Director Compensation

Our directors also serve as directors of the Bank, and meetings of our and the Bank’s Boards of Directors usually are held jointly. Except as described below, each director currently receives an annual retainer of $1,600, plus a fee of $200 for attendance at each meeting of the Bank’s or our Board (including a joint Board meeting), and $100 for attendance at each meeting of a Board committee.

Since his retirement from active employment with the Bank, M. J. McSorley has received monthly payments of $1,423 from the Bank pursuant to a consulting and noncompetition agreement. He receives no separate compensation for his services as a director. Frank B. Holding and John C. Pegram, Jr. also receive no compensation for their services as directors.

Attendance by Directors at Meetings

Board of Directors Meetings.    The Bank’s and our Boards of Directors held five meetings during 2004. Each director attended at least 75% of the aggregate number of meetings of our Board and any committees on which he or she served, with the exception of Mr. Hand, whose absences were due to health reasons and other commitments.

Annual Meetings.    Attendance by our directors at Annual Meetings gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our full-time employees and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. All of our current directors attended our last Annual Meeting which was held during April 2004.

Committees

Our Board of Directors has several standing committees, including an Audit Committee, a Nominating Committee and a Compensation Committee which are described below. The American Stock Exchange (“Amex”) has amended its listing standards to require that companies listed on Amex satisfy various corporate governance requirements. In addition to the requirement that the Boards of Directors of listed companies have audit committees made up of “independent directors” (as that term is defined in Amex’s rules as well as by the Securities and Exchange Commission), Amex’s listing standards require that nominees for election as directors of “listed companies” be selected, or recommended to those companies’ boards of directors for selection, by committees made up of directors who are independent as that term is defined by Amex, or by a majority of the companies’ independent directors. Likewise, Amex’s listing standards require that compensation paid to the chief executive officers and other executive officers of listed companies be approved, or recommended to those companies’ boards of directors for approval, by committees made up of directors who are independent under Amex’s standards, or by a majority of the companies’ independent directors. We are treated as a “listed company” for purposes of Amex’s amended requirements regarding audit committees, but we are not subject to Amex’s other corporate governance requirements, including its requirements regarding nominations and compensation committees. However, our Board of Directors intends, to the extent practicable, to adopt corporate governance procedures consistent with Amex’s requirements.

Audit Committee

Function.    The Audit Committee is a joint committee of the Bank’s and our Boards of Directors. It acts under a written charter approved by both Boards. Under its charter, the Committee, among other things, appoints our independent accountants each year and approves the compensation and terms of engagement of our accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and systems of internal controls. The Committee reviews various reports by our independent accountants, reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. A copy of the Committee’s charter was attached as an Appendix to the Proxy Statement we distributed last year in connection with our 2004 Annual Meeting. The Committee met five times during 2004.

Members.    The current members of the Audit Committee are John N. Walker—Chairman, William H. Bryan, W. A. Potts, and Charles O. Sykes. We believe that each member of the Committee is an ”independent director” as that term is defined by the listing standards of The American Stock Exchange.

Audit Committee Report.    Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2004, the Audit Committee has:

•	reviewed our audited consolidated financial statements for 2004 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the consolidated audited financial statements be included in our 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

The Audit Committee:

John N. Walker	William H. Bryan	W. A. Potts	Charles O. Sykes

Nominations Committee

Function.    The Nominations Committee acts under a written charter approved by the Board of Directors. Among other duties and responsibilities assigned from time to time by the Board, the Committee recommends candidates to our Board of Directors for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. A copy of the Committee’s charter was attached as an Appendix to the Proxy Statement we distributed last year in connection with our 2004 Annual Meeting. The Committee met once during 2004.

The Committee will seek to identify and recommend individuals who have high personal and professional integrity, who demonstrate exceptional ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee Southern BancShares, Inc. Attention: Corporate Secretary Post Office Box 729 Mount Olive, North Carolina 28365

Each recommendation should be accompanied by the following:

•	the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide such information as the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•	information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•	any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location within the Company’s service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity, diversity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in the Bank’s business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Members.    The members of the Nominations Committee are W. A. Potts—Chairman, Charles O. Sykes and John N. Walker. We believe that each member of the Committee is an “independent director” as that term is defined by Amex’s listing standards.

Compensation Committee

Function.    The Compensation Committee is a joint committee of the Bank’s and our Boards of Directors that acts under a written charter approved by the Boards. Among other duties and responsibilities assigned from time to time by the Boards, the Committee makes recommendations to the Boards regarding the amounts of cash and other compensation paid or provided to our executive officers, as well as the Bank’s overall compensation program, the adoption or modification of incentive or other compensation plans, and other compensation and employee benefit matters. After receipt of the Committee’s recommendations, the Boards make all final decisions regarding executive compensation matters. The Committee met once during 2004.

Members.    The members of the Compensation Committee are Frank B. Holding—Chairman, William H. Bryan, W. A. Potts, Charles O. Sykes and John N. Walker. With the exception of Frank B. Holding, we believe that each member of the Committee is an “independent director” as that term is defined by Amex’s listing standards.

Compensation Committee Interlocks and Insider Participation.    Frank B. Holding also serves as Executive Vice Chairman of First Citizens BancShares, Inc., Raleigh, North Carolina (“FCBancShares”), and its bank subsidiary, First-Citizens Bank & Trust Company (“FCB”). FCB provides various services to the Bank, including data and item processing services, securities portfolio management, management consulting services (including Mr. Holding’s services as the Bank’s and our director), and services as trustee for the Bank’s pension plan and Section 401(k) plan. The Bank also purchases supplies, forms and equipment from FCB. During 2004, the Bank paid FCB an aggregate of approximately $4,600,000 under all its arrangements with FCB. Additional information regarding the services provided by FCB is contained below under the caption “Transactions with Related Parties.”

Committee Report on Executive Compensation.    Our executive officers serve as officers and employees of and are compensated by the Bank, and they receive no separate compensation from us. The Bank’s goal is to provide compensation at levels that will enable it to attract and retain qualified and motivated individuals as officers and employees. Currently, the Bank’s executive compensation program includes primarily base salary and discretionary cash bonuses based on merit and other factors. We do not maintain any equity-based or long-term incentive compensation plans. However, the Bank provides retirement and other employee benefit and welfare plans (including a qualified defined benefit pension plan and a Section 401(k) salary deferral plan) customary for companies its size, and it is party to agreements with certain of its executive officers that provide for payments to the officers following their retirement. The Compensation Committee makes recommendations to the Boards of Directors regarding the amounts of cash and other compensation paid or provided to executive officers, and the Boards make all final decisions regarding executive compensation matters.

For 2004, the Compensation Committee reviewed compensation, including personal benefits, being paid or provided to the Bank’s Chief Executive Officer, John C. Pegram, Jr., and other executive officers named in the Summary Compensation Table below, and the Committee made recommendations to the Boards of Directors regarding the base salaries of those executive officers, including the Chief Executive Officer.

The performance of individual executive officers and the Bank’s financial performance in general are considered by the Committee in connection with the setting of salaries and the determination of the amounts of any discretionary bonuses that are paid from time to time. However, that process is largely subjective, and there are no specific formulae, objective criteria, or other such mechanisms by which the amount of adjustment to any executive officer’s salary, or the amount of any bonus paid to an executive officer, is tied empirically to his individual performance or to the Bank’s financial performance. For 2004, base salary paid to the Chief Executive Officer increased by approximately 10% over his 2003 amount. No cash bonuses were awarded to him or any of our other executive officers listed in the Summary Compensation Table for 2004. In approving the increase in the Chief Executive Officer’s salary, the Committee considered that our 2004 net income had decreased from 2003, but that management had anticipated such a decrease due to the interest rate environment of 2004 and that the decrease was not as great as had been projected at the beginning of the year. Also, the Committee considered that our Chief Executive Officer’s salary is below that paid to bank officers holding similar positions at other like-sized institutions, and the Committee felt it appropriate and in the best interests of our company to make a significant increase in the Chief Executive Officer’s salary.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of the Bank’s or our executive officers receives annual compensation approaching that amount, the Board of Directors has not adopted a policy with respect to Section 162(m).

The Compensation Committee:

Frank B. Holding		W. A. Potts		John N. Walker
	William H. Bryan		Charles O. Sykes

Executive Officers

We consider the Bank’s and our officers who are listed below to be our executive officers.

John C. Pegram, Jr., age 60, serves as the Bank’s and our President and Chief Executive Officer, and, during July 2004, he was appointed to serve as Chairman of our and the Bank’s Boards of Directors. He previously served as our Vice President until 1995, Senior Vice President through 1997, and Executive Vice President of the Bank until 1998. He has been employed by the Bank for 30 years.

Paul A. Brewer, age 62, serves as Executive Vice President of the Bank. Previously, he served as Senior Vice President of the Bank until 1998 and as Regional Vice President of the Bank until 1993. He has been employed by the Bank for 33 years.

Richard D. Ray, age 58, serves as Executive Vice President of the Bank. He previously served as Senior Vice President of the Bank until 1998 and as Regional Vice President until 1993. He has been employed by the Bank for 34 years

David A. Bean, age 56, serves as our Secretary and Treasurer. He also serves as Senior Vice President and Chief Financial Officer of the Bank. He has been employed by the Bank for 26 years

Drew M. Covert, age 37, serves as the Bank’s Senior Vice President of Corporate Administration. Previously, he served as Vice President of the Bank from 1998 until 2000 and as a Bank Examiner for the Federal Deposit Insurance Corporation from 1991 until 1998.

Executive Compensation

Cash Compensation.    The following table shows cash and certain other compensation paid or provided to or deferred by our named executive officers for the years indicated. Our officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE

Annual compensation
Name and principal position	Year	Salary (1)	Bonus	Other annual compensation	All other compensation (3)
John C. Pegram, Jr. President and Chief Executive Officer	2004 2003 2002	$176,000 160,000 144,912	$-0- -0- 15,000	(2) (2) (2)	$8,163 9,600 6,535

Paul A. Brewer Executive Vice President of the Bank	2004 2003 2002	$140,100 132,600 126,900	$-0- -0- 10,000	(2) (2) (2)	$6,356 6,041 5,773

Richard D. Ray Executive Vice President of the Bank	2004 2003 2002	$140,100 132,900 124,680	$-0- 5,000 10,000	(2) (2) (2)	$6,429 5,981 5,695

Drew M. Covert Senior Vice President of the Bank	2004 2003 2002	$102,800 87,360 82,560	$-0- -0- 10,000	(2) (2) (2)	$4,668 3,982 3,715

(1)	Includes amounts of salary deferred at each officer’s election under our Section 401(k) plan.
(2)	In addition to compensation paid in cash, the Bank’s and our executive officers receive various personal benefits. The value of those non-cash benefits received each year by each officer did not exceed 10% of his cash compensation for that year, and the amounts of those benefits are not shown in the Summary Compensation Table.
(3)	For each year, consists entirely of matching contributions on behalf of each officer under our Section 401(k) plan. We also provide the named executive officers with certain group life, health, medical and other insurance coverages that are generally available to all salaried employees and that are not included in the Summary Compensation Table.

Pension Plan.    The following table shows, for various numbers of years of service and levels of compensation, the estimated benefits payable to a participant at normal retirement age under our qualified defined benefit pension plan (the “Pension Plan”) based on federal tax laws currently in effect.

	Years of Service
Final Average Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$100,000	$15,335	$23,002	$30,670	$38,337	$46,004	$53,672	$59,672
125,000	19,960	29,940	39,920	49,899	59,879	69,859	77,359
150,000	24,585	36,877	49,170	61,462	73,754	86,047	95,047
175,000	29,210	43,815	58,420	73,024	87,629	102,234	112,734
200,000	31,800	47,700	63,600	79,499	95,399	111,299	122,639
225,000	31,800	47,700	63,600	79,499	95,399	111,299	122,639
250,000	31,800	47,700	63,600	79,499	95,399	111,299	122,639
300,000	31,800	47,700	63,600	79,499	95,399	111,299	122,639

Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. Those benefits will be actuarially increased or decreased if benefit payments begin after or before age 65. A participant’s annual compensation covered by the Pension Plan includes earnings as reported on the participant’s W-2 statement and earnings deferred by the participant’s own contributions to our Section 401(k) plan. A participant’s benefits are based on his or her years of service and “final average compensation,” which is the participant’s highest average covered compensation for any five consecutive years during his or her last ten complete calendar years as a Pension Plan participant. However, under current tax laws, $210,000 is the maximum amount of annual compensation for 2005 that can be included for purposes of calculating a participant’s final average compensation, and the maximum annual benefit that may be paid to a retiring participant is $170,000. In the case of participants who begin receiving benefits before or after age 65, the maximum permitted benefit amount is actuarially adjusted. The maximum years of credited service that may be counted in calculating benefits under the Pension Plan is 40 years.

The credited years of service and final average compensation, respectively, as of January 1, 2005, for each of the executive officers named in the Summary Compensation Table above are as follows: Mr. Pegram—30 years and $154,737; Mr. Brewer—40 years and $129,435; Mr. Ray—34 years and $129,277; Mr. Covert—7 years and $86,769.

Post Retirement Agreements.    The Bank is party to separate agreements with certain of its senior officers under which it has agreed to make monthly payments to the officers for a period of ten years following their retirement at age 65, or at another age agreed upon between the Bank and the officer. In return for those payments, each officer has agreed not to “compete” (as defined in the agreements) against the Bank during the payment period. If an officer dies prior to retirement, or during the payment period following retirement, the payments due under his or her agreement will be paid to the officer’s designated beneficiary or estate. The amounts of monthly payments provided for in the agreements currently in effect between the Bank and executive officers named in the Summary Compensation Table above are as follows: Mr. Pegram—$3,667; Mr. Brewer—$2,919; Mr. Ray—$2,919; and Mr. Covert—$2,020.

Performance Graph

The following line graphs compare the cumulative total shareholder return (the “CTSR”) on our Common Stock during the previous five years with the CTSR over the same measurement period of the Nasdaq-U.S. index and the Nasdaq Banks index. Each line graph assumes that $100 was invested on December 31, 1999, and that dividends were reinvested in additional shares. Our Common Stock is not listed on a securities exchange. Though quotations for the stock are published in the “pink sheets,” the trading in the stock is extremely limited. The CTSR for our Common Stock has been calculated based primarily on our knowledge of prices paid for the stock in private transactions, including prices paid by us in repurchases of our stock.

Transactions with Related Parties

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, principal shareholders, and their associates. All loans included in those transactions during 2004 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

The Bank is party to a contract with First-Citizens Bank & Trust Company, Raleigh, North Carolina (“FCB”), under which FCB provides it with various data and item processing services, securities portfolio management services, management consulting services (including the services of Frank B. Holding as the Bank’s and our director), and services as trustee for the Bank’s pension plan and Section 401(k) plan. The Bank also purchases supplies, forms and equipment through FCB. During 2004, the Bank paid FCB an aggregate of approximately $4,600,000 under all those arrangements, including amounts paid to reimburse FCB for Mr. Holding’s services. Mr. Holding receives no salary, directors’ fees, or other compensation from the Bank or us for his services. FCB is the wholly-owned bank subsidiary of First Citizens BancShares, Inc. (“FCBancShares”). Mr. Holding and Hope H. Connell, two of our directors and principal shareholders and directors of the Bank, and Lewis R. Holding and Frank B. Holding, Jr., who also are our principal shareholders, are directors and executive officers of FCBancShares and/or FCB and are principal shareholders of FCBancShares. The Bank’s contract with FCB for 2004 was negotiated at arms-length and was approved by our Board of Directors, with Mr. Holding and Ms. Connell abstaining from the voting. Based on comparisons of the terms of the contract in previous years with terms available to the Bank from other providers of the services we obtain from FCB, our management believes the terms of the contract with FCB, including prices, are no less favorable to the Bank than it could obtain from an unrelated provider.

Triangle Life Insurance Company (“Triangle Life”), a subsidiary of FCB, is the issuer of credit life and accident and health insurance policies sold to the Bank’s loan customers through a subsidiary of the Bank. Pursuant to an arrangement between Triangle Life and Yadkin Valley Life Insurance Company (“Yadkin Valley Life”), certain of those credit life insurance policies sold to the Bank’s customers are reinsured by Yadkin Valley Life. Frank B. Holding, Jr., one of our principal shareholders, serves as Chairman of Triangle Life; Hope H. Connell, one of our directors and principal shareholders, is a principal shareholder and Chairperson of Yadkin Valley Life’s parent company, Yadkin Valley Company; and Lewis R. Holding, one of our principal shareholders, also is a principal shareholder of Yadkin Valley Company. Other relationships between Mr. F. Holding, Ms. Connell, Mr. L. Holding and Mr. F. Holding, Jr. and FCB and its parent company, FCBancShares, are described above. During 2004, total premiums paid to Triangle Life on all policies on the customers of the Bank was approximately $104,000, while the Bank’s subsidiary received approximately $38,000 from Triangle Life in net sales commissions on those policies. Triangle Life ceded an aggregate of approximately $54,000 in premiums to Yadkin Valley Life during 2004 on account of the credit life insurance policies it reinsured, and Triangle Life received approximately $24,000 in commissions from Yadkin Valley Life on those policies.

The Bank purchases general liability, property, workers’ compensation, and umbrella insurance policies each year through Kellogg-Morgan Agency, Inc. W. Hunter Morgan, Sr., who is one of our directors, is President and owner of that agency. During 2004, the Bank paid $190,169 in premiums for insurance purchased through Mr. Morgan’s agency.

Moses B. Gillam, Jr., who is one of our directors, is senior partner in the law firm of Gillam and Gillam which provides legal services to the Bank from time to time.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants. The Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2005. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to answer appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Dixon Hughes PLLC was appointed by our Audit Committee to serve as our independent accountants on June 24, 2004, and has audited our 2004 consolidated financial statements. It replaced KPMG LLP which audited our financial statements for 2002 and 2003 and had served as our independent accountants since 1995. In connection with KPMG LLP’s audits during the two fiscal years ended December 31, 2002 and 2003, and through the date of the Committee’s action dismissing KPMG LLP, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

KPMG LLP’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2002 and 2003, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that its report on our consolidated financial statements as of and for the years ended December 31, 2002 and 2003, contained a separate paragraph stating that, “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, ‘Goodwill and Other Intangible Assets,’ and Statement of Financial Accounting Standards, No. 147, ‘Acquisitions of Certain Financial Institutions.’”

During 2002 and 2003, and through the date of the Committee’s action dismissing KPMG LLP, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Dixon Hughes PLLC of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Services and Fees During 2004

Under its current procedures our Audit Committee specifically pre-approves all audit services and other services provided by our accountants. In the future, the Committee may authorize our management to obtain tax and certain other specific types of recurring non-audit services from our accountants from time to time during the year up to preapproved aggregate amounts of fees. Requests for advice in addition to those preapproved amounts would require further Committee approval. Also, while the entire Audit Committee currently participates in the preapproval of services, in the future the Committee may consider delegating authority to its Chairman to approve proposals for certain types of non-audit services that arise from time to time during the year that have not been approved by the Committee or that exceed limits preapproved by the Committee. The Chairman would report his approval of any additional services to the full Committee at its next regularly scheduled meeting.

As our independent accountants, Dixon Hughes PLLC has provided us with various audit services for 2004 for which we and the Bank were billed, or expect to be billed, for fees as further described below. In the future, Dixon Hughes PLLC likely will provide us with various other audit related and tax services. Our Audit Committee has considered whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC does not affect its independence.

Audit Fees.    For 2004, Dixon Hughes PLLC audited our consolidated financial statements included in our Annual Report on Form 10-K, reviewed our condensed interim consolidated financial statements included in our June 30 and September 30, 2004, Quarterly Reports on Form 10-Q, and provided other audit services. We expect that Dixon Hughes PLLC’s fees for 2004 audit services will amount to an aggregate of $86,920.

Audit Related Fees.    During 2004, Dixon Hughes PLLC did not provide us with any audit related professional services.

Tax Fees.    During 2004, Dixon Hughes PLLC did not provide us with any tax services.

All Other Fees.    During 2004, Dixon Hughes PLLC did not provide us with any other services.

PROPOSALS FOR 2006 ANNUAL MEETING

Any proposal of a shareholder which is intended to be presented at our 2006 Annual Meeting must be received by us in writing at our main office in Mount Olive, North Carolina, no later than November 22, 2005, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our stock entitled to be voted on that proposal at the meeting, and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal intended to be presented at our 2006 Annual Meeting, but which is not intended to be included in our Proxy Statement and form of appointment of proxy, must be received by us at our main office in Mount Olive, North Carolina, no later than February 5, 2006, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

ADDITIONAL INFORMATION

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to:

Southern BancShares, Inc. Attention: Corporate Secretary 116 East Main Street Post Office Box 729 Mount Olive, North Carolina 28365

You also may send them by email to bancshares@southernbank.com, with an attention line to the Corporate Secretary. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications that involve specific complaints from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the head of the department or division that is most closely associated with the subject of the complaint.

Annual Report on Form 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information, including proxy statements, annual reports and quarterly reports, with the Securities and Exchange Commission.

A copy of our 2004 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, accompanies this Proxy Statement.

SOUTHERN BANCSHARES

116 East Main Street

Mount Olive, North Carolina 28365

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints R. S. Williams, W. A. Potts and John N. Walker (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the voting securities of Southern BancShares (N.C.), Inc. (“BancShares”) held of record by the undersigned on March 7, 2005, at BancShares’ Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Goldsboro Country Club, 1500 South Slocumb Street, Goldsboro, North Carolina, at 3:00 p.m. on April 20, 2005, and any adjournments of the meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1. Election of Directors: Proposal to elect 16 directors to one year terms.	☐ FOR all nominees listed below (except as indicated otherwise on the line below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	Bynum R. Brown; William H. Bryan; Robert J. Carroll; Hope H. Connell; J. Edwin Drew; Moses B. Gillam, Jr.; LeRoy C. Hand, Jr.; Frank B. Holding; M. J. McSorley; W. Hunter Morgan, Sr.; John C. Pegram, Jr.; W. A. Potts; Charles L. Revelle, Jr.; Charles O. Sykes; John N. Walker; and R. S. Williams.

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2.	Other Business: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

Please date and sign this appointment of proxy on the reverse side and return it to BancShares in the enclosed envelope.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with BancShares’ Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated                                                                         , 2005

(Signature)

Joint Signature (if shares are held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.